Exhibit 10.1
TERMINATION AND CANCELLATION AGREEMENT
This Termination and Cancellation Agreement (this “Agreement”) is made this 8th day of May, 2025 between Barings BDC, Inc., a Maryland corporation (“BBDC”), and Barings LLC, a Delaware limited liability company (“Barings”).
Reference is made to that certain credit support agreement (the “CSA”), dated December 23, 2020, by and between Barings and BBDC. Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the CSA.
WHEREAS, on August 10, 2020, BBDC, Mustang Acquisition Sub, Inc., MVC Capital, Inc. (“MVC”) and Barings entered into an Agreement and Plan of Merger pursuant to which BBDC agreed to acquired MVC (the “Merger Transaction”); and
WHEREAS, on December 23, 2020, Barings entered into the CSA with BBDC to provide credit support to BBDC in an aggregate amount of up to the Maximum Obligation with respect to certain losses that may be incurred by BBDC on the investments acquired by it from MVC in connection with the Merger Transaction over certain specified periods of time.
NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged
1.    Termination and Cancellation. Barings hereby agrees to make a cash payment (the “Cash Payment”) in an amount equal to the Maximum Obligation to BBDC on or before June 30, 2025. Effective upon receipt of the Cash Payment by BBDC, the CSA will be deemed cancelled and extinguished and all rights of BBDC and obligations of Barings thereunder will terminate.
2.    Tax Treatment. Barings and BBDC hereby acknowledge and agree that the Cash Payment received by BBDC pursuant to this Agreement shall be treated by BBDC as gain attributable to the termination of a right with respect to property which is a capital asset in the hands of BBDC for purposes of Section 1234A of the Internal Revenue Code of 1986, as amended.
3.    Counterparts; Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Each party agrees that this Agreement may be signed by electronic signature or by manual signature that is scanned or photographed and transmitted electronically, and all such signatures shall be binding on the party whose name is contained herein, shall have the same legal effect as original signatures, and may be used in lieu of original signatures for all purposes, including validity, enforceability, and admissibility.
4.    Captions. The headings and captions in this Agreement are for convenience only, and will not affect the interpretation or construction of this Agreement.
5.    Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the law of the State of New York without giving effect to that State’s choice of law principles.
6.    Miscellaneous. This Agreement, together with the CSA, sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes any and all previous understandings and agreements, oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by its authorized signatory as of the date first written above.

BARINGS LLC

By:	/s/ Eric Lloyd
Name: Eric Lloyd
Title: Managing Director

BARINGS BDC, INC.

By:	/s/ Elizabeth A. Murray
Name: Elizabeth A. Murray
Title: Chief Financial Officer and Chief Operating Officer